As filed with the Securities and Exchange Commission on October 12, 2018

Registration No. 333-69633

Registration No. 333-86137

Registration No. 333-66992

Registration No. 333-96727

Registration No. 333-96729

Registration No. 333-96733

Registration No. 333-96735

Registration No. 333-111209

Registration No. 333-165385

Registration No. 333-224796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Post-Effective Amendment No. 3 to Registration Statement No. 333-69633

Post-Effective Amendment No. 2 to Registration Statement No. 333-86137

Post-Effective Amendment No. 1 to Registration Statement No. 333-66992

Post-Effective Amendment No. 1 to Registration Statement No. 333-96727

Post-Effective Amendment No. 1 to Registration Statement No. 333-96729

Post-Effective Amendment No. 1 to Registration Statement No. 333-96733

Post-Effective Amendment No. 1 to Registration Statement No. 333-96735

Post-Effective Amendment No. 1 to Registration Statement No. 333-111209

Post-Effective Amendment No. 1 to Registration Statement No. 333-165385

Post-Effective Amendment No. 1 to Registration Statement No. 333-224796

UNDER

THE SECURITIES ACT OF 1933

Concentrix CVG Corporation

(successor in interest to Convergys Corporation)

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1598292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

201 East Fourth Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Convergys Corporation 1998 Long Term Incentive Plan

Convergys Corporation Retirement and Savings Plan

Convergys CMG Retirement Savings Plan

Convergys Corporation Employee Stock Purchase Plan

Convergys Corporation Executive Deferred Compensation Plan

Convergys Corporation Canadian Employee Share Purchase Plan

Convergys Corporation Employee Stock Purchase Plan

Geneva Technology Limited Unapproved Share Option Scheme 1998

Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors

Convergys Corporation Salary Stock Unit Award Agreement with an Employee

Convergys Corporation Restricted Stock Unit Award Agreement with an Employee

Convergys Corporation Stand Alone Stock Option Award

Convergys Corporation 2018 Long-Term Incentive Plan

(Full title of the plans)

Simon Y. Leung

Senior Vice President, Legal

Concentrix CVG Corporation

44201 Nobel Drive

Fremont, California 94538

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Allison Leopold Tilley

Christina F. Pearson

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/ DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to that Agreement and Plan of Merger, dated as of June 28, 2018, by and among SYNNEX Corporation, a Delaware corporation (“SYNNEX”), Delta Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of SYNNEX (“Merger Sub I”), Concentrix CVG Corporation, a Delaware corporation and wholly owned subsidiary of SYNNEX (“Concentrix CVG”), and Convergys Corporation, an Ohio corporation (the “Convergys”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 22, 2018, by and among SYNNEX, Merger Sub I, Merger Sub II and Convergys (as further amended, modified or supplemented from time to time, the “Merger Agreement”), on October 5, 2018, Merger Sub I merged with and into Convergys (the “Initial Merger”), with Convergys surviving the Initial Merger as a wholly owned subsidiary of SYNNEX (such surviving corporation, the “Surviving Corporation”), and immediately thereafter the Surviving Corporation merged with and into Concentrix CVG (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Concentrix CVG surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX.

Convergys previously registered shares of its common shares, without par value (“Common Shares”), issuable or issued under certain employee benefit and equity plans and agreements under the below referenced Registration Statements on Form S-8 (the “Registration Statements”). As a result of the consummation of the transactions contemplated by the Merger Agreement, Concentrix CVG, as successor in interest to Convergys, has terminated all offerings of Common Shares pursuant to the below referenced Registration Statements. In accordance with an undertaking made by Convergys in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Concentrix CVG, as successor in interest to Convergys, hereby removes and withdraws from registration all shares of Common Stock or other securities that remain unsold as of the date hereof registered pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-224796	05/09/2018	Convergys Corporation 2018 Long-Term Incentive Plan	11,578,435
333-165385	03/10/2010	Convergys Corporation Salary Stock Unit Award Agreement with an Employee, Restricted Stock Unit Award with an Employee, Stan Alone Stock Option Award	409,000
333-111209	12/16/2003	Convergys Corporation Employee Stock Purchase Plan	3,000,000
333-96735	07/19/2002	Convergys Corporation Executive Deferred Compensation Plan	1,000,000
333-96733	07/19/2002	Convergys Corporation Retirement and Savings Plan	5,000,000
333-96729	07/19/2002	Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors	250,000
333-96727	07/19/2002	Convergys Corporation 1998 Long Term Incentive Plan	8,000,000
333-66992	08/07/2001	Geneva Technology Limited Unapproved Share Option Scheme 1998	2,699,073
333-86137	08/30/1999	Convergys Corporation Canadian Employee Share Purchase Plan	70,000
333-69633	12/23/1998	Convergys Corporation 1998 Long Term Incentive Plan, Convergys Corporation Retirement and Savings Plan, Convergys CMG Retirement Savings Plan, Convergys Corporation Employee Stock Purchase Plan and Convergys Corporation Executive Deferred Compensation Plan	36,200,000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in Fremont, State of California, on October 12, 2018.

CONCENTRIX CVG CORPORATION (as successor in interest to CONVERGYS CORPORATION)

By:	/s/ Steven L. Richie
Steven L. Richie
Senior Vice President, HR and Legal

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven L. Richie Steven L. Richie	Senior Vice President, HR and Legal, Corporate Secretary, and Director (Principal Executive Officer)	October 12, 2018

/s/ Andre S. Valentine Andre S. Valentine	Chief Financial Officer (Principal Financial Officer)	October 12, 2018

/s/ Shanthilata Suryadevara Shanthilata Suryadevara	Director	October 12, 2018